Exhibit 10.4

[TRANSLATION COPY]

Maximum Guarantee Contract

NO：

Guarantor :  Ningbo Kewei Fuels Co., Ltd

Business License No.:330206000041694

Legal Representative/ Principal: Rizhen Hu

Domicile: Qingshi Industrial Park, NingBo

Opening Financial Institution and Account No.:

Telephone No.:86232933  FAX: 315800

Creditor: Bank of China Inc Beilun Sub-branch

Legal Representative/Principal: Shuguang Sun

Domicile: HuaShan Road Beilun Zone   Postal Code: 315800

Telephone No.:86880639      FAX:

Guarantor is willing to provide the guaranty to creditor in order to guarantee the fulfillment of debts under the main contract included in Article1 of this contract. Both parties sign this contract by consultation on the basis of equality. The explanations of the words in this contract are confirmed according to the main contract except additional agreements in this contract.

Article1. Main Contract (Notes: please complete with factual information and delete improper clauses)

The main contract of this contract is:

√< Agreement on Line of Credit >/ < General Agreement on Credit Business> and corresponding individual agreement and its amendment or supplement signed by the the creditor and the debtor <Ningbo Keyuan Plastics Co., Ltd>,which are considered as the main contract under this contract.

×The contracts (general terms “Single Contract”) of loans, trade financing, letter of guarantee, capital business and other credit business, and the amendment or supplement are signed between the creditor and the debtor from _ to _. which are considered as the main contract under this contract.

Article2. Principal Claims and the Time Period

Unless otherwise prescribed by laws regarding time period, factual claims under the main contract during the following period or before the effective date of this contract constitute the main claims of this contract: (Notes: Please complete with factual information and delete improper clauses)

×From the effective date of < Agreement on Line of Credit > referred in ArticleⅠ to the expiration date of Line of Credit which is fixed by the agreement and the amendment or supplement

√From the effective date of < General Agreement on Credit Business> referred in Article3 to the last expiration date of business cooperation which is fixed by the agreement and the amendment or supplement.

√The provision under Article 1 of this contract from _to _.

Article3. The Guaranteed Maximum Amount

1. The guaranteed maximum amount of this contract is:
Currency: RMB
(Capital Letter): Seven hundred million yuan
(Lower Case) ¥700,000,000.

2. During the expiration of the time period defined in Article 2 under this contract, the main claims are identified as the guaranteed main claims of this contract, and the interest based on principal (including legal interests, contract interests, compound interests, default interests), liquidated damages, damage penalty, expenses of realizing claims (including but not limiting legal cost, counsel fee, notarial fee, executory cost, etc.), losses caused for the creditor due to the debtor’s default and other all accrued expenses and so on, are also considered as guaranteed claims, and the specified amount is settled when paid off.

The sum of the above-mentioned claims is the guaranteed maximum amount of this contract.

Article4. The Way of Guarantee

Joint liability guarantee is the way of guarantee of this contract.

Article5. Guarantee Liability

When the debtor failed to pay off in normal due date or ahead due date as agreed in the main contract, the creditor has the right to request the guarantor to bear guarantee liability.

The normal due date is the date of principal payment, interest payment or the date the  debtor shall make any payment according to the provision of the contracts. The ahead due date is the ahead date proposed by debtor and agreed by the creditor, and the date request to receive claims principal and interest and /or other any payment on the provisions of the contract.

The principal debt has other security or guarantee except from this contract that wouldn’t affect any rights of creditor and the execution under this contract. And the guarantor shall bear agreed liability and shall not be allowed to demur for this reason.

Article6.Period of Guarantee

The period of guarantee under this contract is two years since the expiration date of the main claims referred in Article2.

In the period of guarantee, the creditor has the right to request the guarantor bear guarantee liability for entire or part, several or single, together or respective of the main claims.

Article7. Limitation of Actions for Guaranteed Debt

In case of the main claims are not paid off, the creditor has the right to request the guarantor to bear guarantee liability before the expiration date of the time period on the provision of Article 6 of this contract on the condition of joint liability guarantee. And the request date is the beginning date of guarantee obligation and limitation of actions shall apply.

Generally, the creditor file an action or apply arbitration to the debtor on the provision of Article 6, the effective date of judgment or arbitration is the beginning date of the guarantee liability and limitation of action shall apply.

Article 8. The Relationship between this Contract and the Main Contract

If the main contract contains Agreement on Line of Credit /General Agreement on Credit Business, it needs to be agreed in written form to extend the period of L/C/the business cooperation. If it is unapproved or refused by the guarantor, the guarantor is only responsible for the main creditor’s rights during the period of L/C /the business cooperation and the guaranteed maximum amount on the provision of Article3 under this contract. And the time period is still the original one.

As for the amendment of other contents or items of Agreement on Line of Credit /General Agreement on Credit Business, and the amendment of its individual agreement or the amendment of the single main contract, it does not need to consented by the guarantor’s consent and the guarantor is still responsible for guarantee liability for amendment within the guaranteed maximum amount on the provision of Article3 of this contract.

It can be in written form to revise the guaranteed maximum amount on the provision of Article3 of this contract by consensus.

Article9.  The Statement and Commitment

The statement and commitment of the guarantor as follows:

1 The guarantor shall establish and survive by law, has full civil capacity to sign and fulfill this contract.

2 The guarantor fully comprehends the contents of the main contract, signs and fulfills this contract basing on his authentic intention, and obtains legal and effective authorization pursuant to requirement of the charters or other internal management documents.

The guarantor, being a company, provides the guarantee that has been approved by the board of directors, shareholder meeting or shareholder meeting decision; and if the charter has provision on the limitation of total amount and individual guarantee amount, this contract has not exceeded.

Signature and execution of this contract will not incur any violation of any binding contract, agreement or other legal documents of the guarantor.

3 All documents and materials are provided to the creditor must be correct, authentic, complete and effective.

4 The guarantor shall accept monitoring and inspection of financial condition by the creditor, and render assistance and support.

5 The guarantor withholds information that he has suffered heavy debts before the last day of signing this contract.

6 If the situation that may affect the guarantor’s financial position and performance capability occurs, including but not limiting any kinds of reform on operation model like spin-off, merger, joint operation, co-work with foreign companies, cooperation, contractual operation, reconstruction, restructuring, planned listing, etc, reduction of registered capital, significant asset or option transfer, undertaking huge liability, dissolve, revoke, bankrupt, or involving action or arbitration, the guarantor shall inform the creditor in timely manner.

Article10.Event of Default and the Settlement

One of the following situations will constitute or deem to the violation of this contract for the guarantor:

1 Not performance of the guarantee liability in time on the provision of this contract;

2 The statement is unauthentic or violate the commitment under this contract;

3 The matters mentioned in item 6 of Article 9 happen and affect the guarantor’s financial position and performance capability;

4 The guarantor terminates its business operations or dissolves, revokes or bankrupts;

5 Violation of other agreements regarding the parties’ rights and obligations under this contract;

6 The guarantor has following default matters under the other contract with the creditor or other institutions of Bank of China Inc.

When happened above mentioned default matters, the creditor has the right to take the following measures respectively or concurrently according to the specified situations:

1 Request the guarantor to remediate his nonperformance in a limited time;

2 Completely or partly decrease, discontinue or terminate the guarantor’s line of credit;

3 Completely or partly discontinue or terminate the guarantor’s business application in other contracts; all or partly discontinue or terminate issuing and handling the loan and trade financing which has not happened yet;

4 Announce unpaid-off principal and interest and other payables under loan/ trading financing completely or partly to become due immediately;

5 Revoke and terminate this contract, and completely or partly revoke and terminate other contracts between the guarantor and the creditor;

6 Request the guarantor to compensate the creditor due to the default;

7 Deduct money from the account of the creditor which is established by the guarantor in order to pay off all or part debts. The undue money in the account is considered acceleration of maturity. The currencies of the account differs from money of account, it will be calculated according to the exchange rate of plate price applicable to the loaner.

8 Other necessary measures

Article11.Reservation of Power

If one party has not executed part or all rights under this contract or requested the other party to execute or bear part or all obligations and responsibilities, this does not implicate this party abandons the rights or exempt from the obligations and responsibilities.

Any tolerance, extension or delay of executing rights of this contract are given by one party, and this action will not affect any rights shared according to this contract, laws and regulations and also not regard it as abandonment.

Article12. Alteration, Amendment and Termination

Alteration or amendment can be done in written form by consensus, and any alteration or amendment are the indivisible part of this contract.

Unless otherwise prescribed by laws and rules or agreed by the parties, this contract is not allowed to terminate before fulfillment of the whole rights and obligations.

Unless otherwise prescribed by laws and rules or agreed by the parties,ineffectiveness of any item does not affect legal validity of other items.

Article13. Applicable Law and Settlement of Disputes

This contract applies to the laws of the People’s Republic of China.

All disputes and debates incurred by execution of this contract shall be settled by friendly negotiations first. If the negotiations are failed, both sides agree to apply to the same settlement as the main contract.

During the period of settlement, if this dispute does not affect fulfillment of other items in this contract, the other items shall continue to perform.

Article14.Attachments

Attachments by consensus constitute an integral part of this contract, and have the same legal effect with this contract.

Article 15.Other Covenants

1 The guarantor is not allowed to transfer any rights and obligations under this contract to the third party without written consent of the creditor.

2 The guarantor agrees that the creditor entrusts the other institutions of Bank of China Inc to execute rights and obligations of this contract due to the requirement of business. And this institution has the right to execute the whole rights under this contract and file action or submit to arbitrate the organization adjudicate on concerned the dispute under this contract.

3 On the condition that other covenants under this contract are unaffected, this contract has legal binding on both parties and their successors and assignees.

4 Unless otherwise agreement, the domicile in this contract is the address for communication and contact; and both parties agree to inform the other party with written form in time when the address has changed.

5 The headlines and business names in this contract just for convenience, shall not be allowed to explain the items and the parties’ rights and obligations.

Article 16.Validity of Contract

This contract is effective since the date the legal representatives, the principals and the authorized signers of two parties sign and seal.

This contract is in three copies, the two parties and the loaner each hold one copy. All of them have the same effect.

The Guarantor:	The Creditor:
Ningbo Kewei Fuels Co., Ltd (Sealed)	Bank of China Inc Beilun Branch

The Authorized Signer:	The Authorized Signer:

May 14, 2012	May 14, 2012